PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly and Annual Results
RANCHO CORDOVA, CA January 26, 2026 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (“Five Star” or the “Company”), a holding company that operates through its wholly owned banking subsidiary, Five Star Bank (the “Bank”), today reported net income of $17.6 million for the three months ended December 31, 2025, as compared to $16.3 million for the three months ended September 30, 2025 and $13.3 million for the three months ended December 31, 2024. Net income for the year ended December 31, 2025 was $61.6 million, as compared to $45.7 million for the year ended December 31, 2024.
Financial and Other Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	December 31, 2025	September 30, 2025	December 31, 2024
Return on average assets (“ROAA”)	1.50%	1.44%	1.31%
Return on average equity (“ROAE”)	15.97%	15.35%	13.48%
Pre-tax income	$23,008	$22,234	$19,367
Pre-tax, pre-provision income(1)	$25,808	$24,734	$20,667
Net income	$17,643	$16,344	$13,317
Basic earnings per common share	$0.83	$0.77	$0.63
Diluted earnings per common share	$0.83	$0.77	$0.63
Weighted average basic common shares outstanding	21,231,563	21,231,563	21,182,143
Weighted average diluted common shares outstanding	21,289,056	21,281,818	21,235,318
Shares outstanding at end of period	21,367,387	21,367,387	21,319,083

	Year ended
(in thousands, except per share and share data)	December 31, 2025	December 31, 2024
ROAA	1.41%	1.23%
ROAE	14.74%	12.72%
Pre-tax income	$83,732	$64,721
Pre-tax, pre-provision income(1)	$93,432	$71,671
Net income	$61,606	$45,671
Basic earnings per common share	$2.90	$2.26
Diluted earnings per common share	$2.90	$2.26
Weighted average basic common shares outstanding	21,224,788	20,154,385
Weighted average diluted common shares outstanding	21,273,552	20,205,440
Shares outstanding at end of period	21,367,387	21,319,083
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

James E. Beckwith, President and Chief Executive Officer, commented:
“We proudly look back on 2025 as an outstanding year of achievement and are pleased to have experienced exceptional organic growth across all of the markets we serve, and consistent, strong financial performance. In 2025, Five Star Bank achieved year-over-year growth in total loans and total deposits. Total loans held for investment increased by $542.2 million, or 15%, and total deposits increased by $643.1 million, or 18%. Wholesale deposits decreased by $95.0 million, or 17%, while non-wholesale deposits increased by $738.1 million or 25%. Cost of funds decreased by 21 basis points from the third to the fourth quarter of 2025 and 17 basis points year-over-year. Our efficiency ratio decreased from 43.19% in 2024 to 41.03% in 2025, net income increased by 35%, or $15.9 million, in 2025, and earnings per share increased by $0.64 during 2025 to $2.90. We also experienced continued improvement in net interest margin expansion. We have provided a consistent shareholder dividend and, in recognition of our strong financial performance and commitment to returning value to our investors, we are pleased to announce an increase in the dividend this quarter. As we look ahead to 2026, we believe that managing expenses and executing on conservative underwriting practices will continue to be foundational to our success.
In 2025, we expanded our San Francisco Bay Area market presence with the opening of our Walnut Creek office. We also announced the expansion of our Agribusiness vertical. In 2026, we plan to continue to focus on building all of the verticals and markets we serve by providing high tech and high touch service to clients who appreciate our differentiated client experience. These efforts have helped us maintain a position of distinction and respect with our clients, employees, and community partners. In 2025, we were among Piper Sandler’s 2025 Sm-All Stars, and earned an IDC Superior rating and a Bauer Financial rating of 5 stars (out of five). We were also awarded the prestigious 2024 Raymond James Community Bankers Cup, were among S&P Global Market Intelligence’s 2024 Top 3 Best-Performing Community banks in the nation (with assets between $3 billion and $10 billion), and were ranked fourth on the 2025 Bank Director Magazine (RankingBanking) Best U.S. Banks with assets less than $5 billion.
In 2025, our senior leadership was recognized by the San Francisco Business Times with a placement on the Newsmaker 100 List and with a 40 Under 40 recognition. We were also recognized by the Sacramento Business Journal with a Champion for DE&I award, a Power 100 List placement, a Women Who Mean Business honor, and a C-Suite award. Senior leadership also received a Sacramento State Alumni Association Distinguished Alumni Award, a Sacramento Cultural Hub Media Foundation Exceptional Women of Color honor, a Commercial Real Estate Women Nancy Hotchkiss Woman of Impact award, a Sacramento Hispanic Chamber of Commerce Champion Latina Estrella award, and a Sacramento Metropolitan Chamber of Commerce Sacramentan of the Year award.
We are proud of Five Star Bank’s achievements in 2025 and are focused on continued success in the future.”
Financial highlights included the following:
•Total deposits increased by $97.6 million, or 2.38%, during the three months ended December 31, 2025, due to increases in non-wholesale deposits exceeding decreases in wholesale deposits. The Company defines wholesale deposits as brokered deposits and California Time Deposit Program deposits. For the three months ended December 31, 2025, non-wholesale deposits increased by $139.1 million, or 3.87%, while wholesale deposits decreased by $41.4 million, or 8.18%.
•The number of Business Development Officers increased from 40 at September 30, 2025 to 42 at December 31, 2025.
•Cash and cash equivalents were $506.9 million, representing 12.06% of total deposits at December 31, 2025, as compared to 14.15% at September 30, 2025.
•The Company had no short-term borrowings at December 31, 2025 or September 30, 2025.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of 40.62% for the three months ended December 31, 2025, as compared to 40.13% for the three months ended September 30, 2025.
•For the three months ended December 31, 2025, net interest margin was 3.66%, as compared to 3.56% for the three months ended September 30, 2025 and 3.36% for the three months ended December 31, 2024. For the year ended December 31, 2025, net interest margin was 3.55%, as compared to 3.32% for the year ended December 31, 2024. The effective federal funds rate fell to 3.64% as of December 31, 2025 from 4.09% as of September 30, 2025 and 4.33% as of December 31, 2024.
•Other comprehensive income was $0.7 million during the three months ended December 31, 2025. Unrealized losses, net of tax effect, on available-for-sale securities were $9.1 million as of December 31, 2025. Total carrying value of held-to-maturity and available-for-sale securities represented 0.05% and 2.04% of total interest-earning assets, respectively, as of December 31, 2025.

•The Company’s common equity Tier 1 capital ratio was 10.58% and 10.77% as of December 31, 2025 and September 30, 2025, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three and twelve months ended December 31, 2025 was as follows:

(in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Loans held for investment	$4,074,929	$3,887,259	$187,670	4.83%
Non-interest-bearing deposits	1,084,537	1,059,082	25,455	2.40%
Interest-bearing deposits	3,116,547	3,044,356	72,191	2.37%

(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Loans held for investment	$4,074,929	$3,532,686	$542,243	15.35%
Non-interest-bearing deposits	1,084,537	922,629	161,908	17.55%
Interest-bearing deposits	3,116,547	2,635,365	481,182	18.26%
•The ratio of nonperforming loans to loans held for investment at period end increased from 0.05% at December 31, 2024 to 0.08% at December 31, 2025.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended December 31, 2025. The Company’s Board of Directors declared an additional cash dividend of $0.25 per share on January 15, 2026, which the Company expects to pay on February 9, 2026 to shareholders of record as of February 2, 2026.
Summary Results
Three months ended December 31, 2025, as compared to three months ended September 30, 2025
The Company’s net income was $17.6 million for the three months ended December 31, 2025, as compared to $16.3 million for the three months ended September 30, 2025. Net interest income increased by $2.7 million, primarily due to an increase in interest income driven by a larger average balance of interest-earning assets, augmented by a decrease in interest expense due to a lower average cost of deposits, as compared to the prior quarter. The provision for credit losses increased by $0.3 million, reflecting increases in loan growth and an overall increase in loss rates related to deterioration in the unemployment rate forecast in the three months ended December 31, 2025, as compared to the three months ended September 30, 2025. Non-interest income decreased by $0.6 million, primarily due to an overall decline in earnings related to equity investments in venture-backed funds during the three months ended December 31, 2025, as compared to the prior quarter. Non-interest expense increased by $1.1 million, primarily due to increased salaries and employee benefits due to increased headcount.
Three months ended December 31, 2025, as compared to three months ended December 31, 2024
The Company’s net income was $17.6 million for the three months ended December 31, 2025, as compared to $13.3 million for the three months ended December 31, 2024. Net interest income increased by $8.6 million, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense due to deposit growth. The provision for credit losses increased by $1.5 million, mainly due to increases in loan growth and an overall increase in loss rates related to the annual current expected credit losses (“CECL”) model refresh during the three months ended December 31, 2025, as compared to the three months ended December 31, 2024. Non-interest income decreased by $0.3 million, primarily due to an overall decline in earnings related to equity investments in venture-backed funds during the three months ended December 31, 2025, as compared to the same quarter of the prior year. Non-interest expense increased by $3.2 million, primarily due to increased salaries and employee benefits due to increased headcount.
Year ended December 31, 2025, as compared to year ended December 31, 2024
The Company’s net income was $61.6 million for the year ended December 31, 2025, as compared to $45.7 million for the year ended December 31, 2024. Net interest income increased by $32.2 million, primarily due to an increase in interest income driven by loan growth and an improvement in the average yield on loans, partially offset by an increase in interest expense due to deposit growth. The provision for credit losses increased by $2.8 million, or 39.57%, mainly due to increases in loan growth and an overall increase in loss rates related to the annual CECL model refresh during the three months ended December 31, 2025, as compared to the year ended December 31, 2024. Non-interest income increased by $0.1 million, primarily due to growth across multiple sources of revenue.

This growth was substantially negated by a reduction in gain on sale of loans, attributable to the strategic reduction in origination of loans held for sale during the year ended December 31, 2025, as compared to the prior year. Non-interest expense increased by $10.5 million, primarily due to increased salaries and employee benefits due to increased headcount.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	December 31, 2025	September 30, 2025	$ Change	% Change
Selected operating data:
Net interest income	$42,065	$39,348	$2,717	6.91%
Provision for credit losses	2,800	2,500	300	12.00%
Non-interest income	1,400	1,966	(566)	(28.79)%
Non-interest expense	17,657	16,580	1,077	6.50%
Pre-tax income	23,008	22,234	774	3.48%
Provision for income taxes	5,365	5,890	(525)	(8.91)%
Net income	$17,643	$16,344	$1,299	7.95%
Earnings per common share:
Basic	$0.83	$0.77	$0.06	7.79%
Diluted	$0.83	$0.77	$0.06	7.79%
Performance and other financial ratios:
ROAA	1.50%	1.44%
ROAE	15.97%	15.35%
Net interest margin	3.66%	3.56%
Cost of funds	2.30%	2.51%
Efficiency ratio	40.62%	40.13%

	Three months ended
(in thousands, except per share data)	December 31, 2025	December 31, 2024	$ Change	% Change
Selected operating data:
Net interest income	$42,065	$33,489	$8,576	25.61%
Provision for credit losses	2,800	1,300	1,500	115.38%
Non-interest income	1,400	1,666	(266)	(15.97)%
Non-interest expense	17,657	14,488	3,169	21.87%
Pre-tax income	23,008	19,367	3,641	18.80%
Provision for income taxes	5,365	6,050	(685)	(11.32)%
Net income	$17,643	$13,317	$4,326	32.48%
Earnings per common share:
Basic	$0.83	$0.63	$0.20	31.75%
Diluted	$0.83	$0.63	$0.20	31.75%
Performance and other financial ratios:
ROAA	1.50%	1.31%
ROAE	15.97%	13.48%
Net interest margin	3.66%	3.36%
Cost of funds	2.30%	2.65%
Efficiency ratio	40.62%	41.21%

	Year ended
(in thousands, except per share data)	December 31, 2025	December 31, 2024	$ Change	% Change
Selected operating data:
Net interest income	$151,905	$119,711	$32,194	26.89%
Provision for credit losses	9,700	6,950	2,750	39.57%
Non-interest income	6,535	6,453	82	1.27%
Non-interest expense	65,008	54,493	10,515	19.30%
Pre-tax income	83,732	64,721	19,011	29.37%
Provision for income taxes	22,126	19,050	3,076	16.15%
Net income	$61,606	$45,671	$15,935	34.89%
Earnings per common share:
Basic	$2.90	$2.26	$0.64	28.32%
Diluted	$2.90	$2.26	$0.64	28.32%
Performance and other financial ratios:
ROAA	1.41%	1.23%
ROAE	14.74%	12.72%
Net interest margin	3.55%	3.32%
Cost of funds	2.47%	2.64%
Efficiency ratio	41.03%	43.19%

Balance Sheet Summary

(in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Selected financial condition data:
Total assets	$4,754,861	$4,641,770	$113,091	2.44%
Cash and cash equivalents	506,851	580,447	(73,596)	(12.68)%
Total loans held for investment	4,074,929	3,887,259	187,670	4.83%
Total investments	96,889	97,825	(936)	(0.96)%
Total liabilities	4,309,029	4,210,462	98,567	2.34%
Total deposits	4,201,084	4,103,438	97,646	2.38%
Subordinated notes, net	74,041	74,004	37	0.05%
Total shareholders’ equity	445,832	431,308	14,524	3.37%
•Insured and collateralized deposits were approximately $2.8 billion, representing 66.20% of total deposits as of December 31, 2025, as compared to 65.25% as of September 30, 2025. Net uninsured and uncollateralized deposits were approximately $1.4 billion as of December 31, 2025, remaining constant from September 30, 2025.
•Non-wholesale deposit accounts constituted 88.93% of total deposits as of December 31, 2025, as compared to 87.66% at September 30, 2025. Deposit relationships of greater than $5 million represented 60.90% of total deposits as of December 31, 2025, as compared to 60.14% of total deposits as of September 30, 2025, and had an average age of approximately 7.67 years as of December 31, 2025, as compared to 7.98 years as of September 30, 2025.
•Total deposits as of December 31, 2025 were $4.2 billion, an increase of $97.6 million, or 2.38%, from September 30, 2025, comprised of increases in both interest-bearing and non-interest-bearing deposits.
•Cash and cash equivalents as of December 31, 2025 were $506.9 million, representing 12.06% of total deposits at December 31, 2025, as compared to 14.15% at September 30, 2025.
•Total liquidity (consisting of cash and cash equivalents as well as unused and immediately available borrowing capacity as set forth below) was approximately $2.3 billion as of December 31, 2025, remaining constant from September 30, 2025.

	December 31, 2025
(in thousands)	Line of Credit	Letters of Credit Issued	Borrowings	Available
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$1,518,680	$887,500	$—	$631,180
Federal Reserve Discount Window	957,362	—	—	957,362
Correspondent bank lines of credit	185,000	—	—	185,000
Cash and cash equivalents	—	—	—	506,851
Total	$2,661,042	$887,500	$—	$2,280,393

(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Selected financial condition data:
Total assets	$4,754,861	$4,053,278	$701,583	17.31%
Cash and cash equivalents	506,851	352,343	154,508	43.85%
Total loans held for investment	4,074,929	3,532,686	542,243	15.35%
Total investments	96,889	100,914	(4,025)	(3.99)%
Total liabilities	4,309,029	3,656,654	652,375	17.84%
Total deposits	4,201,084	3,557,994	643,090	18.07%
Subordinated notes, net	74,041	73,895	146	0.20%
Total shareholders’ equity	445,832	396,624	49,208	12.41%
The increase in total assets from December 31, 2024 to December 31, 2025 was primarily due to a $542.2 million increase in total loans held for investment and a $154.5 million increase in cash and cash equivalents. The $542.2 million increase in total loans held for investment between December 31, 2024 and December 31, 2025 was the result of $1.4 billion in loan originations and advances, partially offset by $338.5 million and $502.6 million in loan payoffs and paydowns, respectively. The $542.2 million increase in total loans held for investment included $92.1 million in purchased loans within the consumer concentration of the loan portfolio. The $154.5 million increase in cash and cash equivalents primarily resulted from the net increase in cash inflows from growth in total deposits of $643.1 million and cash outflows from growth in total loans held for investment of $542.2 million.
The increase in total liabilities from December 31, 2024 to December 31, 2025 was primarily attributable to an increase in deposits of $643.1 million. The $643.1 million increase in deposits was largely due to increases in money market, non-interest-bearing demand, interest-bearing transaction, and savings deposits of $553.3 million, $161.9 million, $29.0 million, and $14.5 million, respectively. These increases were partially offset by decreases in time deposits of $115.5 million, largely driven by a $95.0 million decrease in wholesale deposits.
The increase in total shareholders’ equity from December 31, 2024 to December 31, 2025 was primarily a result of $61.6 million recognized as net income, partially offset by $17.1 million in cash dividends paid during the period.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Interest and fee income	$66,421	$64,845	$1,576	2.43%
Interest expense	24,356	25,497	(1,141)	(4.48)%
Net interest income	$42,065	$39,348	$2,717	6.91%
Net interest margin	3.66%	3.56%

	Three months ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Interest and fee income	$66,421	$57,745	$8,676	15.02%
Interest expense	24,356	24,256	100	0.41%
Net interest income	$42,065	$33,489	$8,576	25.61%
Net interest margin	3.66%	3.36%

	Year ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Interest and fee income	$248,933	$206,951	$41,982	20.29%
Interest expense	97,028	87,240	9,788	11.22%
Net interest income	$151,905	$119,711	$32,194	26.89%
Net interest margin	3.55%	3.32%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	December 31, 2025			September 30, 2025			December 31, 2024
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits in banks	$487,339	$4,850	3.95%	$451,534	$5,009	4.40%	$363,828	$4,335	4.74%
Investment securities	97,848	561	2.27%	96,806	579	2.38%	103,930	607	2.33%
Loans held for investment and sale	3,972,184	61,010	6.09%	3,831,851	59,257	6.14%	3,498,109	52,803	6.01%
Total interest-earning assets	4,557,371	66,421	5.78%	4,380,191	64,845	5.87%	3,965,867	57,745	5.79%
Interest receivable and other assets, net	117,496			110,118			91,736
Total assets	$4,674,867			$4,490,309			$4,057,603

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$339,774	$1,180	1.38%	$300,642	$1,194	1.58%	$298,518	$1,249	1.66%
Savings accounts	143,818	895	2.47%	130,973	895	2.71%	127,298	887	2.77%
Money market accounts	1,999,734	15,271	3.03%	1,874,089	15,348	3.25%	1,596,116	13,520	3.37%
Time accounts	574,718	5,848	4.04%	639,434	6,899	4.28%	617,596	7,438	4.79%
Subordinated notes and other borrowings	74,036	1,162	6.22%	73,981	1,161	6.23%	73,872	1,162	6.25%
Total interest-bearing liabilities	3,132,080	24,356	3.09%	3,019,119	25,497	3.35%	2,713,400	24,256	3.56%
Demand accounts	1,067,215			1,016,560			921,881
Interest payable and other liabilities	37,287			32,210			29,234
Shareholders’ equity	438,285			422,420			393,088
Total liabilities & shareholders’ equity	$4,674,867			$4,490,309			$4,057,603

Net interest spread			2.69%			2.52%			2.23%
Net interest income/margin		$42,065	3.66%		$39,348	3.56%		$33,489	3.36%

Net interest income during the three months ended December 31, 2025 increased $2.7 million, or 6.91%, to $42.1 million, as compared to $39.3 million during the three months ended September 30, 2025. Net interest margin totaled 3.66% for the three months ended December 31, 2025, an increase of ten basis points compared to the prior quarter. The increase in net interest income is primarily attributable to an additional $1.8 million in loan interest income due to a $140.3 million, or 3.66%, increase in the average balance of loans, partially offset by a five basis point decrease in the average yield on loans during the three months ended December 31, 2025, as compared to the prior quarter. The increase in interest income was augmented by a $1.1 million decrease in interest expense due to a 21 basis point decrease in the average cost of deposits during the three months ended December 31, 2025 compared to the prior quarter, driven primarily by two rate cuts occurring during the three months ended December 31, 2025. The average balance of deposits increased by $163.6 million, or 4.13%, during the three months ended December 31, 2025, but the substantial decrease in the cost associated with deposits led to a net reduction in total interest expense.
As compared to the three months ended December 31, 2024, net interest income increased $8.6 million, or 25.61%, to $42.1 million from $33.5 million. Net interest margin totaled 3.66% for the three months ended December 31, 2025, an increase of 30 basis points compared to the same quarter of the prior year. The increase in net interest income is primarily attributable to an additional $8.2 million in loan interest income due to a $474.1 million, or 13.55%, increase in the average balance of loans and an eight basis point improvement in the average yield on loans during the three months ended December 31, 2025, as compared to the same quarter of the prior year. The increase in interest income was partially offset by a $0.1 million increase in deposit interest expense due to a $563.9 million, or 15.83%, increase in the average balance of deposits during the three months ended December 31, 2025. The average cost of deposits during the three months ended December 31, 2025 was 2.23%, a decrease of 35 basis points compared to the same quarter of the prior year, which helped to moderate the increase in interest expense related to deposits.

The following table shows the components of net interest income and net interest margin for the annual periods indicated:

	Year ended
	December 31, 2025			December 31, 2024
(in thousands)	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Assets
Interest-earning deposits in banks	$407,884	$17,421	4.27%	$218,156	$11,080	5.08%
Investment securities	98,242	2,298	2.34%	106,289	2,530	2.38%
Loans held for investment and sale	3,767,199	229,214	6.08%	3,283,874	193,341	5.89%
Total interest-earning assets	4,273,325	248,933	5.83%	3,608,319	206,951	5.74%
Interest receivable and other assets, net	105,775			90,061
Total assets	$4,379,100			$3,698,380

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$306,983	$4,529	1.48%	$298,137	$4,716	1.58%
Savings accounts	130,079	3,363	2.59%	124,208	3,584	2.89%
Money market accounts	1,767,137	56,323	3.19%	1,533,405	53,750	3.51%
Time accounts	661,321	28,167	4.26%	412,007	20,348	4.94%
Subordinated notes and other borrowings	73,974	4,646	6.28%	77,335	4,842	6.26%
Total interest-bearing liabilities	2,939,494	97,028	3.30%	2,445,092	87,240	3.57%
Demand accounts	988,447			858,789
Interest payable and other liabilities	33,090			35,331
Shareholders’ equity	418,069			359,168
Total liabilities & shareholders’ equity	$4,379,100			$3,698,380

Net interest spread			2.53%			2.17%
Net interest income/margin		$151,905	3.55%		$119,711	3.32%
Net interest income during the year ended December 31, 2025 increased $32.2 million, or 26.89%, to $151.9 million, as compared to $119.7 million during the year ended December 31, 2024. Net interest margin totaled 3.55% for the year ended December 31, 2025, an increase of 23 basis points compared to the prior year. The increase in net interest income is primarily attributable to an additional $35.9 million in loan interest income due to a $483.3 million, or 14.72% increase in the average balance of loans and a 19 basis point improvement in the average yield on loans as compared to the prior year. The increase in interest income was partially offset by an additional $10.0 million in deposit interest expense due to a $627.4 million, or 19.45% increase in the average balance of deposits during the year. The average cost of deposits was 2.40% for the year ended December 31, 2025, a decrease of 16 basis points compared to the prior year which helped to moderate the increase in interest expense related to deposits.

Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of the dates shown:

(in thousands)	December 31, 2025	September 30, 2025
Real estate:
Commercial	$3,305,713	$3,144,303
Commercial land and development	1,352	934
Commercial construction	96,760	136,988
Residential construction	8,389	5,976
Residential	37,566	35,739
Farmland	59,606	57,572
Commercial:
Secured	251,736	191,170
Unsecured	40,422	38,658
Consumer and other	275,475	278,209
Net deferred loan fees	(2,090)	(2,290)
Total loans held for investment	$4,074,929	$3,887,259
Interest-bearing Deposits
The following table provides interest-bearing deposit balances by type as of the dates shown:

(in thousands)	December 31, 2025	September 30, 2025
Interest-bearing transaction accounts	$344,200	$309,118
Money market accounts	2,078,567	1,972,158
Savings accounts	139,169	137,500
Time accounts	554,611	625,580
Total interest-bearing deposits	$3,116,547	$3,044,356
Asset Quality
Allowance for Credit Losses
At December 31, 2025, the Company’s allowance for credit losses was $44.4 million, as compared to $37.8 million at December 31, 2024. The $6.6 million increase in the allowance is due to a $9.8 million provision for credit losses recorded during the twelve months ended December 31, 2025, partially offset by net charge-offs of $3.1 million, mainly attributable to commercial and industrial loans, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment increased from 0.05% at December 31, 2024 to 0.08% at December 31, 2025. The increase resulted mainly from the occurrence of two separate faith-based real estate loans entering nonperforming status. Loans designated as watch decreased from $123.4 million to $101.9 million between December 31, 2024 and December 31, 2025. Consequently, loans designated as substandard increased from $2.6 million to $22.3 million between December 31, 2024 and December 31, 2025, primarily attributable to the downgrade of one borrower experiencing financial difficulty with a special purpose commercial real estate loan and a commercial line of credit. There were no loans with doubtful risk grades at December 31, 2025 or December 31, 2024.

A summary of the allowance for credit losses by loan class is as follows:

	December 31, 2025		December 31, 2024
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$25,219	56.77%	$25,864	68.44%
Commercial land and development	56	0.13%	78	0.21%
Commercial construction	4,050	9.12%	2,268	6.00%
Residential construction	213	0.48%	64	0.17%
Residential	362	0.82%	270	0.71%
Farmland	467	1.05%	607	1.61%
	30,367	68.37%	29,151	77.14%
Commercial:
Secured	11,204	25.23%	5,866	15.52%
Unsecured	482	1.09%	278	0.74%
	11,686	26.32%	6,144	16.26%
Consumer and other	2,356	5.31%	2,496	6.60%
Total allowance for credit losses	$44,409	100.00%	$37,791	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.09% at December 31, 2025, as compared to 1.07% at December 31, 2024.
Non-interest Income
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Service charges on deposit accounts	$159	$185	$(26)	(14.05)%
Loan-related fees	557	683	(126)	(18.45)%
FHLB stock dividends	332	329	3	0.91%
Earnings on bank-owned life insurance	234	209	25	11.96%
Other income	118	560	(442)	(78.93)%
Total non-interest income	$1,400	$1,966	$(566)	(28.79)%
Loan-related fees. The decrease related primarily to a $0.2 million decrease in fees from swap referrals, rate locks, and good faith deposits, partially offset by a $0.1 million increase in fees from Small Business Administration (“SBA”) 7(a) loans and credit card activity during the three months ended December 31, 2025, as compared to the three months ended December 31, 2024.
Other income. The decrease related primarily to an overall decline in earnings related to equity investments in venture-backed funds during the three months ended December 31, 2025 compared to the three months ended September 30, 2025.

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Service charges on deposit accounts	$159	$179	$(20)	(11.17)%
Gain on sale of loans	—	150	(150)	(100.00)%
Loan-related fees	557	400	157	39.25%
FHLB stock dividends	332	332	—	—%
Earnings on bank-owned life insurance	234	182	52	28.57%
Other income	118	423	(305)	(72.10)%
Total non-interest income	$1,400	$1,666	$(266)	(15.97)%
Gain on sale of loans. The decrease related to an overall decline in the volume of loans sold due to a strategic, intentional reduction in originations of loans held for sale. During the three months ended December 31, 2025, no loans were sold, as compared to approximately $2.0 million of loans sold with an effective yield of 7.60% during the three months ended December 31, 2024.
Loan-related fees. The increase related to $0.2 million higher swap referral fees and $0.1 million higher income from credit card activity, partially offset by $0.1 million lower fees from SBA 7(a) loans during the three months ended December 31, 2025 than the three months ended December 31, 2024.
Other income. The decrease related primarily to an overall decline in earnings related to equity investments in venture-backed funds during the three months ended December 31, 2025 compared to the three months ended December 31, 2024.
The following table presents the key components of non-interest income for the periods indicated:

	Year ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Service charges on deposit accounts	$755	$721	$34	4.72%
Gain on sale of loans	244	1,274	(1,030)	(80.85)%
Loan-related fees	2,156	1,605	551	34.33%
FHLB stock dividends	1,317	1,320	(3)	(0.23)%
Earnings on bank-owned life insurance	824	644	180	27.95%
Other income	1,239	889	350	39.37%
Total non-interest income	$6,535	$6,453	$82	1.27%
Gain on sale of loans. The decrease related primarily to an overall decline in the volume of loans sold due to a strategic, intentional reduction in originations of loans held for sale during the second half of the year ended December 31, 2025. During the year ended December 31, 2025, approximately $3.3 million of loans were sold with an effective yield of 7.41%, as compared to approximately $18.3 million of loans sold with an effective yield of 6.96% during the year ended December 31, 2024.
Loan-related fees. The increase was primarily a result of a $0.5 million increase in fees from swap referrals and a $0.2 million increase in income from credit card activity, partially offset by a $0.1 million decrease in fees from SBA 7(a) loans.
Earnings on bank-owned life insurance. The increase was primarily due to additional policies purchased between December 31, 2024 and December 31, 2025.
Other income. The increase related primarily to an overall improvement in earnings related to equity investments in venture-backed funds during the year ended December 31, 2025 compared to the year ended December 31, 2024.

Non-interest Expense
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2025	September 30, 2025	$ Change	% Change
Salaries and employee benefits	$10,125	$9,716	$409	4.21%
Occupancy and equipment	788	700	88	12.57%
Data processing and software	1,597	1,559	38	2.44%
Federal Deposit Insurance Corporation (“FDIC”) insurance	525	500	25	5.00%
Professional services	960	932	28	3.00%
Advertising and promotional	988	803	185	23.04%
Loan-related expenses	364	317	47	14.83%
Other operating expenses	2,310	2,053	257	12.52%
Total non-interest expense	$17,657	$16,580	$1,077	6.50%
Salaries and employee benefits. The increase was primarily a result of: (i) a $0.3 million increase in salaries, benefits, and bonus expense; and (ii) a $0.4 million increase in commissions expense due to higher loan production. These increases were partially offset by a $0.3 million increase in deferred loan origination costs due to higher loan production period-over-period.
Advertising and promotional. The increase was primarily due to an additional $0.1 million in donations made during the three months ended December 31, 2025 compared to the three months ended September 30, 2025, combined with $0.1 million of additional expenses incurred to support the expansion of the Bank’s business development teams, specifically related to client and prospective client development expenses.
Other operating expenses. The increase was due to: (i) a $0.1 million increase related to a strategic planning event held during the three months ended December 31, 2025 that did not occur during the three months ended September 30, 2025; (ii) a $0.1 million increase related to employee expenses such as travel, professional association memberships, and trainings; and (iii) a $0.1 million increase related to armored car and courier services. These increases were partially offset by a $0.1 million decrease in operational losses.
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Salaries and employee benefits	$10,125	$8,360	$1,765	21.11%
Occupancy and equipment	788	649	139	21.42%
Data processing and software	1,597	1,369	228	16.65%
FDIC insurance	525	440	85	19.32%
Professional services	960	774	186	24.03%
Advertising and promotional	988	752	236	31.38%
Loan-related expenses	364	321	43	13.40%
Other operating expenses	2,310	1,823	487	26.71%
Total non-interest expense	$17,657	$14,488	$3,169	21.87%
Salaries and employee benefits. The increase was primarily a result of: (i) a $1.9 million increase in salaries, benefits, and bonus expense, related to the 13.66% increase in headcount between December 31, 2024 and December 31, 2025; and (ii) a $0.5 million increase in commissions expense due to higher loan production. These increases were partially offset by a $0.6 million increase in deferred loan origination costs due to higher loan production period-over-period.

Occupancy and equipment. The increase was primarily due to rent expense for the Walnut Creek branch office and expansion of the San Francisco branch office during the three months ended December 31, 2025, which did not exist for the three months ended December 31, 2024.
Data processing and software. The increase was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Professional services. The increase was primarily due to a $0.1 million increase in expenses related to business development consulting services and a $0.1 million increase in legal fees.
Advertising and promotional. The increase was primarily due to an additional $0.1 million in donations made during the three months ended December 31, 2025 compared to the three months ended December 31, 2024, combined with $0.1 million of additional expenses incurred to support the expansion of the Bank’s business development teams, specifically related to client and prospective client development expenses.
Other operating expenses. The increase was primarily due to: (i) a $0.2 million increase in employee-related expenses such as travel and professional association memberships; (ii) a $0.1 million increase in armored car and courier expenses; (iii) a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network; and (iv) a $0.1 million increase in administrative charges, including subscription services and bank charges.
The following table presents the key components of non-interest expense for the periods indicated:

	Year ended
(in thousands)	December 31, 2025	December 31, 2024	$ Change	% Change
Salaries and employee benefits	$37,885	$31,709	$6,176	19.48%
Occupancy and equipment	2,782	2,547	235	9.23%
Data processing and software	6,121	5,088	1,033	20.30%
FDIC insurance	1,950	1,635	315	19.27%
Professional services	3,723	3,078	645	20.96%
Advertising and promotional	3,178	2,411	767	31.81%
Loan-related expenses	1,423	1,207	216	17.90%
Other operating expenses	7,946	6,818	1,128	16.54%
Total non-interest expense	$65,008	$54,493	$10,515	19.30%
Salaries and employee benefits. The increase was the result of: (i) a $6.5 million increase in salaries, benefits, and bonus expense, related to the 13.66% increase in headcount between December 31, 2024 and December 31, 2025; and (ii) a $1.2 million increase in commissions expense due to higher loan production. The increase was partially offset by a $1.5 million increase in deferred loan origination costs due to higher loan production period-over-period.
Occupancy and equipment. The increase was primarily due to higher expenses for the Walnut Creek and San Francisco branch offices period-over-period.
Data processing and software. The increase related to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC Insurance. The increase was primarily due to a $571.8 million increase in the assessment base period-over-period.
Professional services. The increase was due to: (i) $0.1 million in fees paid for compensation consulting services that did not occur during 2024; (ii) a $0.2 million increase in expenses related to business development consulting services; (iii) a $0.1 million increase in legal expenses; and (iv) a $0.1 million increase in recruiter fees related to the 13.66% increase in headcount between December 31, 2024 and December 31, 2025.
Advertising and promotional. The increase was primarily due to an additional $0.2 million in donations and $0.2 million related to sponsored events and partnerships, combined with $0.4 million of additional expenses incurred to support the expansion of the Bank’s business development teams, specifically related to client and prospective client development expenses.

Loan-related expenses. The increase was due to an increase of $0.1 million in inspection fees and an increase of $0.1 million in loan-related legal expenses, both due to loan growth between December 31, 2024 and December 31, 2025.
Other operating expenses. The increase was due to: (i) a $0.4 million increase in employee-related expenses, such as travel, conferences, training, and professional association memberships; (ii) a $0.2 million increase in armored car and courier expenses; (iii) a $0.2 million increase in administrative charges, including subscription services and bank charges; (iv) a $0.1 million increase in IntraFi Network fees resulting from an overall increase in balances carried in the network; (v) a $0.1 million increase in office expenses, such as check printing and supplies; and (vi) a $0.1 million increase in regulatory assessment fees.
Provision for Income Taxes
On July 4, 2025, the President signed H.R. 1, the “One Big Beautiful Bill Act,” into law. The legislation includes several changes to federal tax law that generally allow for more favorable deductibility of certain business expenses beginning in 2025, including the restoration of immediate expensing of domestic R&D expenditures, reinstatement of 100% bonus depreciation, and more favorable rules for determining the limitation on business interest expense. The Act also made certain changes to the deductibility of the cost of meals and charitable contributions that are effective for tax years beginning after December 31, 2025. These changes were not reflected in the income tax provision for the period ended December 31, 2025. The Company evaluated the impact on future periods and the legislation is not expected to have a significant impact on the Company’s consolidated financial statements.
Three months ended December 31, 2025, as compared to the three months ended September 30, 2025
Provision for income taxes for the quarter ended December 31, 2025 decreased by $0.5 million, or 8.91%, to $5.4 million, as compared to $5.9 million for the quarter ended September 30, 2025, which was primarily due to a $0.9 million benefit recorded during the quarter ended December 31, 2025 related to the purchase of transferable tax credits. This was partially offset by: (i) an increase in pre-tax income recognized during the three months ended December 31, 2025; and (ii) a $0.3 million adjustment recorded during the three months ended December 31, 2025 related primarily to a true-up of amortization expense related to low income housing tax credits, which did not occur during the three months ended September 30, 2025. The effective tax rate was 23.32% and 26.49% for the three months ended December 31, 2025 and September 30, 2025, respectively.
Three months ended December 31, 2025, as compared to the three months ended December 31, 2024
Provision for income taxes decreased by $0.7 million, or 11.32%, to $5.4 million for the three months ended December 31, 2025, as compared to $6.1 million for the three months ended December 31, 2024. This decrease is primarily due to a $0.9 million benefit recorded during the quarter ended December 31, 2025 related to the purchase of transferable tax credits. This was partially offset by a $0.3 million adjustment recorded during the three months ended December 31, 2025 related primarily to a true-up of amortization expense related to low income housing tax credits, which did not occur during the three months ended December 31, 2024. The effective tax rate was 23.32% and 31.24% for the three months ended December 31, 2025 and December 31, 2024, respectively.
Year ended December 31, 2025, as compared to the year ended December 31, 2024
Provision for income taxes increased by $3.1 million, or 16.15%, to $22.1 million for the year ended December 31, 2025, as compared to $19.1 million for the year ended December 31, 2024. This increase is primarily due to a 29.37% increase in pre-tax income recognized during the year ended December 31, 2025. This was partially offset by: (i) a $0.9 million benefit recorded during the quarter ended December 31, 2025 related to the purchase of transferable tax credits; and (ii) a net $0.2 million reduction to the provision recorded during the quarter ended June 30, 2025. This adjustment related to a tax law change for the state of California effective as of June 30, 2025, which requires a transition from a three-factor apportionment formula to a single-sales-factor formula for determining state income tax. As such, the Company recorded a net benefit of approximately $0.9 million relating to the current year provision, which was partially offset by a $0.7 million expense relating to the remeasuring of the deferred tax assets and liabilities as of June 30, 2025. The effective tax rate was 26.42% and 29.43% for the years ended December 31, 2025 and December 31, 2024, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, January 27, 2026, at 1:00 PM ET (10:00 AM PT), to discuss its fourth quarter and annual financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.

About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. The Bank has nine branches in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	December 31, 2025	September 30, 2025	December 31, 2024
Revenue and Expense Data
Interest and fee income	$66,421	$64,845	$57,745
Interest expense	24,356	25,497	24,256
Net interest income	42,065	39,348	33,489
Provision for credit losses	2,800	2,500	1,300
Net interest income after provision	39,265	36,848	32,189
Non-interest income:
Service charges on deposit accounts	159	185	179
Gain on sale of loans	—	—	150
Loan-related fees	557	683	400
FHLB stock dividends	332	329	332
Earnings on bank-owned life insurance	234	209	182
Other income	118	560	423
Total non-interest income	1,400	1,966	1,666
Non-interest expense:
Salaries and employee benefits	10,125	9,716	8,360
Occupancy and equipment	788	700	649
Data processing and software	1,597	1,559	1,369
FDIC insurance	525	500	440
Professional services	960	932	774
Advertising and promotional	988	803	752
Loan-related expenses	364	317	321
Other operating expenses	2,310	2,053	1,823
Total non-interest expense	17,657	16,580	14,488
Income before provision for income taxes	23,008	22,234	19,367
Provision for income taxes	5,365	5,890	6,050
Net income	$17,643	$16,344	$13,317

Comprehensive Income
Net income	$17,643	$16,344	$13,317
Net unrealized holding gain (loss) on securities available-for-sale during the period	1,004	2,843	(3,747)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	269	763	(1,108)
Other comprehensive income (loss)	735	2,080	(2,639)
Total comprehensive income	$18,378	$18,424	$10,678

	Three months ended
(in thousands, except per share and share data)	December 31, 2025	September 30, 2025	December 31, 2024
Share and Per Share Data
Earnings per common share:
Basic	$0.83	$0.77	$0.63
Diluted	$0.83	$0.77	$0.63
Book value per share	$20.87	$20.19	$18.60
Tangible book value per share(1)	$20.87	$20.19	$18.60
Weighted average basic common shares outstanding	21,231,563	21,231,563	21,182,143
Weighted average diluted common shares outstanding	21,289,056	21,281,818	21,235,318
Shares outstanding at end of period	21,367,387	21,367,387	21,319,083

Selected Financial Ratios
ROAA	1.50%	1.44%	1.31%
ROAE	15.97%	15.35%	13.48%
Net interest margin	3.66%	3.56%	3.36%
Loan to deposit(2)	97.00%	94.73%	99.38%
 (1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

	Year ended
(in thousands, except per share and share data)	December 31, 2025	December 31, 2024
Revenue and Expense Data
Interest and fee income	$248,933	$206,951
Interest expense	97,028	87,240
Net interest income	151,905	119,711
Provision for credit losses	9,700	6,950
Net interest income after provision	142,205	112,761
Non-interest income:
Service charges on deposit accounts	755	721
Gain on sale of loans	244	1,274
Loan-related fees	2,156	1,605
FHLB stock dividends	1,317	1,320
Earnings on bank-owned life insurance	824	644
Other income	1,239	889
Total non-interest income	6,535	6,453
Non-interest expense:
Salaries and employee benefits	37,885	31,709
Occupancy and equipment	2,782	2,547
Data processing and software	6,121	5,088
FDIC insurance	1,950	1,635
Professional services	3,723	3,078
Advertising and promotional	3,178	2,411
Loan-related expenses	1,423	1,207
Other operating expenses	7,946	6,818
Total non-interest expense	65,008	54,493
Income before provision for income taxes	83,732	64,721
Provision for income taxes	22,126	19,050
Net income	$61,606	$45,671

Comprehensive Income
Net income	$61,606	$45,671
Net unrealized holding gain (loss) on securities available-for-sale during the period	5,067	(858)
Less: Income tax expense (benefit) related to other comprehensive income (loss)	1,839	(254)
Other comprehensive income (loss)	3,228	(604)
Total comprehensive income	$64,834	$45,067

Share and Per Share Data
Earnings per common share:
Basic	$2.90	$2.26
Diluted	$2.90	$2.26
Book value per share	$20.87	$18.60
Tangible book value per share(1)	$20.87	$18.60
Weighted average basic common shares outstanding	21,224,788	20,154,385
Weighted average diluted common shares outstanding	21,273,552	20,205,440
Shares outstanding at end of period	21,367,387	21,319,083

	Year ended
(in thousands, except per share and share data)	December 31, 2025	December 31, 2024
Selected Financial Ratios
ROAA	1.41%	1.23%
ROAE	14.74%	12.72%
Net interest margin	3.55%	3.32%
Loan to deposit(2)	97.00%	99.38%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
(2) Loan balance in loan to deposit ratio is total loans held for investment and sale at period end. Deposit balance in loan to deposit ratio is total deposits at period end.

(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Balance Sheet Data
Cash and due from financial institutions	$33,978	$44,147	$33,882
Interest-bearing deposits in banks	472,873	536,300	318,461
Time deposits in banks	100	100	4,121
Securities - available-for-sale, at fair value	94,699	95,635	98,194
Securities - held-to-maturity, at amortized cost	2,190	2,190	2,720
Loans held for sale	—	—	3,247
Loans held for investment	4,074,929	3,887,259	3,532,686
Allowance for credit losses	(44,409)	(42,061)	(37,791)
Loans held for investment, net of allowance for credit losses	4,030,520	3,845,198	3,494,895
FHLB stock	15,000	15,000	15,000
Operating leases, right-of-use asset	10,802	9,751	6,245
Premises and equipment, net	2,109	1,656	1,584
Bank-owned life insurance	23,910	23,676	19,375
Interest receivable and other assets	68,680	68,117	55,554
Total assets	$4,754,861	$4,641,770	$4,053,278

Non-interest-bearing deposits	$1,084,537	$1,059,082	$922,629
Interest-bearing deposits	3,116,547	3,044,356	2,635,365
Total deposits	4,201,084	4,103,438	3,557,994
Subordinated notes, net	74,041	74,004	73,895
Other borrowings	—	—	—
Operating lease liability	11,872	10,431	6,857
Interest payable and other liabilities	22,032	22,589	17,908
Total liabilities	4,309,029	4,210,462	3,656,654

Common stock	303,990	303,571	302,531
Retained earnings	150,985	137,615	106,464
Accumulated other comprehensive loss, net of taxes	(9,143)	(9,878)	(12,371)
Total shareholders’ equity	445,832	431,308	396,624
Total liabilities and shareholders’ equity	$4,754,861	$4,641,770	$4,053,278

Quarterly Average Balance Data
Average loans held for investment and sale	$3,972,184	$3,831,851	$3,498,109
Average interest-earning assets	4,557,371	4,380,191	3,965,867
Average total assets	4,674,867	4,490,309	4,057,603
Average deposits	4,125,259	3,961,698	3,561,409
Average total equity	438,285	422,420	393,088

Credit Quality
Allowance for credit losses to nonperforming loans	1,434.40%	1,975.62%	2,101.78%
Nonperforming loans to loans held for investment	0.08%	0.05%	0.05%
Nonperforming assets to total assets	0.07%	0.05%	0.05%
Nonperforming loans plus performing loan modifications to loans held for investment	0.08%	0.05%	0.05%

(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Capital Ratios
Total shareholders’ equity to total assets	9.38%	9.29%	9.79%
Tangible shareholders’ equity to tangible assets(1)	9.38%	9.29%	9.79%
Total capital (to risk-weighted assets)	13.33%	13.59%	13.99%
Tier 1 capital (to risk-weighted assets)	10.58%	10.77%	11.02%
Common equity Tier 1 capital (to risk-weighted assets)	10.58%	10.77%	11.02%
Tier 1 leverage ratio	9.70%	9.78%	10.05%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. Management believes that tangible shareholders’ equity to tangible assets is a useful financial measure because it enables management, investors, and others to assess the Company’s financial health based on tangible capital. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. Management believes that tangible book value per share is a useful financial measure because it enables management, investors, and others to assess the Company’s value and use of equity. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income. Management believes that pre-tax, pre-provision income is a useful financial measure because it enables management, investors, and others to assess the Company’s ability to generate operating profit and capital.
The following reconciliation tables provide a more detailed analysis of this non-GAAP financial measure:

	Three months ended
(in thousands)	December 31, 2025	September 30, 2025	December 31, 2024
Pre-tax, pre-provision income
Pre-tax income	$23,008	$22,234	$19,367
Add: provision for credit losses	2,800	2,500	1,300
Pre-tax, pre-provision income	$25,808	$24,734	$20,667

	Year ended
(in thousands)	December 31, 2025	December 31, 2024
Pre-tax, pre-provision income
Pre-tax income	$83,732	$64,721
Add: provision for credit losses	9,700	6,950
Pre-tax, pre-provision income	$93,432	$71,671

Investor Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Media Contact:
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com